UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.      )

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Entravision Communications Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2005 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 26, 2005

To Our Class A and Class B Stockholders:

You are cordially invited to attend the 2005 Annual Meeting of Stockholders (the “2005 Annual Meeting”) of Entravision Communications Corporation, which will be held at the Fairmont Miramar Hotel, 101 Wilshire Boulevard, Santa Monica, California 90401, at 10:00 a.m. on Thursday, May 26, 2005 for the purposes of considering and voting upon:

1. A proposal to elect eight Class A/B directors to our Board of Directors (the “Board”).

2. A proposal to ratify the appointment of McGladrey & Pullen, LLP as our independent auditor for the fiscal year ending December 31, 2005.

These matters are described more fully in the proxy statement accompanying this notice.

Our stockholders will also act upon such other business as may properly come before the meeting or any adjournment or postponement thereof. The Board is not aware of any other business to be presented to a vote of the stockholders at the 2005 Annual Meeting.

The Board has fixed the close of business on April 6, 2005 as the record date (the “Record Date”) for determining those stockholders who will be entitled to notice of and to vote at the 2005 Annual Meeting. The stock transfer books will remain open between the Record Date and the date of the 2005 Annual Meeting.

Representation of at least a majority in voting interest of our Class A common stock and our Class B common stock either in person or by proxy is required to constitute a quorum for purposes of voting on each proposal to be voted on at the 2005 Annual Meeting. Accordingly, it is important that your shares be represented at the 2005 Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE 2005 ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. Your proxy may be revoked at any time prior to the time it is voted at the 2005 Annual Meeting.

Please read the accompanying proxy material carefully. Your vote is important and we appreciate your cooperation in considering and acting on the matters presented.

By Order of the Board of Directors,

Walter F. Ulloa
Chairman and Chief Executive Officer

April 22, 2005

Santa Monica, California

Stockholders Should Read the Entire Proxy Statement

Carefully Prior to Returning Their Proxies

PROXY STATEMENT

FOR

2005 ANNUAL MEETING OF STOCKHOLDERS

OF

ENTRAVISION COMMUNICATIONS CORPORATION

To Be Held on May 26, 2005

This proxy statement is furnished in connection with the solicitation by our Board of Directors (the “Board”) of proxies to be voted at the 2005 Annual Meeting of Stockholders (the “2005 Annual Meeting”), which will be held at 10:00 a.m. on May 26, 2005 at the Fairmont Miramar Hotel, 101 Wilshire Boulevard, Santa Monica, California 90401, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of 2005 Annual Meeting of Stockholders (the “Notice”). This proxy statement and the proxy card are first being delivered or mailed to stockholders on or about April 22, 2005. Our 2004 Annual Report to Stockholders and our Annual Report for the year ended December 31, 2004 on Form 10-K (the “10-K”) are being mailed to stockholders concurrently with this proxy statement. Neither our 2004 Annual Report to Stockholders nor the 10-K are to be regarded as proxy soliciting material or as a communication by means of which any solicitation of proxies is to be made.

VOTING RIGHTS AND SOLICITATION

The close of business on April 6, 2005 was the record date (the “Record Date”) for stockholders entitled to notice of and to vote at the 2005 Annual Meeting. As of the Record Date, we had 59,651,170 shares of Class A common stock, par value $0.0001 per share, and 27,678,533 shares of Class B common stock, par value $0.0001 per share, issued and outstanding. All of the shares of our Class A and Class B common stock outstanding on the Record Date, and only those shares, are entitled to vote on each of the proposals to be voted upon at the 2005 Annual Meeting. Holders of the Class A common stock of record entitled to vote at the 2005 Annual Meeting will have one vote for each share of Class A common stock so held with regard to each matter to be voted upon. Holders of the Class B common stock of record entitled to vote at the 2005 Annual Meeting will have ten votes for each share of Class B common stock so held with regard to each matter to be voted upon.

All votes will be tabulated by the inspector of elections appointed for the 2005 Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

The holders of a majority in voting interest of the Class A common stock and Class B common stock outstanding and entitled to vote at the 2005 Annual Meeting shall constitute a quorum for the transaction of business at the 2005 Annual Meeting. The voting interest of shares of the Class A common stock and Class B common stock represented in person or by proxy will be counted for purposes of determining whether a quorum is present at the 2005 Annual Meeting. Shares which abstain from voting as to a particular matter will be treated as shares that are present and entitled to vote for purposes of determining the voting interest present and entitled to vote with respect to any particular matter, but will not be counted as votes cast on such matter. If a broker or nominee holding stock in “street name” indicates on a proxy that it does not have discretionary authority to vote as to a particular matter, those shares will not be considered as present and entitled to vote with respect to such matter and will not be counted as a vote cast on such matter.

In voting with regard to the proposal to elect directors (Proposal 1), stockholders may vote in favor of all the nominees, withhold their votes as to all nominees or withhold their votes as to a specific nominee. The vote required by Proposal 1 is governed by Delaware law and is a plurality of the votes cast by the holders of shares entitled to vote, provided a quorum is present. As a result, in accordance with Delaware law, votes that are withheld and broker non-votes will not be counted and will have no effect on the voting for election of directors. Pursuant to a Voting Agreement dated effective as of August 3, 2000 among Walter F. Ulloa, Philip C. Wilkinson, Paul A. Zevnik and the company (the “Voting Agreement”), Messrs. Ulloa, Wilkinson and Zevnik have agreed to vote all shares held by them in favor of the election of each other as Class A/B Directors. Messrs. Ulloa, Wilkinson and Zevnik have in the aggregate the right to cast 82.28% of the votes entitled to be cast in the election of Class A/B Directors.

In voting with regard to the proposal to ratify the appointment of our independent auditor (Proposal 2), stockholders may vote in favor of such proposal or against such proposal or may abstain from voting. The vote required to approve Proposal 2 is governed by Delaware law, and the minimum vote required is a majority of the total votes cast on such proposal, provided a quorum is present. As a result, in accordance with Delaware law, abstentions and broker non-votes will not be counted and will have no effect on the outcome of the vote on this proposal. Pursuant to the Voting Agreement, other than with respect to the election of directors, Mr. Zevnik has agreed to cast his votes in the same manner as both Messrs. Ulloa and Wilkinson on matters solely in instances when both Messrs. Ulloa and Wilkinson vote either affirmatively or negatively. In any instance in which Messrs. Ulloa and Wilkinson vote their shares in different manners, Mr. Zevnik will be free to vote his shares as he chooses. Messrs. Ulloa, Wilkinson and Zevnik will have in the aggregate the right to cast 82.28% of the votes entitled to be cast on Proposal 2.

Under the rules of The New York Stock Exchange (the “NYSE”) that govern most domestic stock brokerage firms, member brokerage firms that hold shares in “street name” for beneficial owners may, to the extent that such beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for stockholder action, vote in their discretion upon proposals which are considered “discretionary” proposals under the rules of the NYSE. Member brokerage firms that have received no instructions from their clients as to “non-discretionary” proposals do not have discretion to vote on these proposals. Such broker non-votes will not be considered in determining whether a quorum exists at the 2005 Annual Meeting and will not be considered as votes cast in determining the outcome of any proposal.

Shares of our common stock represented by proxies in the accompanying form which are properly executed and returned to us will be voted at the 2005 Annual Meeting in accordance with the stockholders’ instructions contained therein. In the absence of contrary instructions, shares represented by such proxies will be voted FOR each of Proposal 1 and Proposal 2. Management does not know of any matters to be presented at the 2005 Annual Meeting other than those set forth in this proxy statement and in the Notice accompanying this proxy statement. If other matters should properly come before the 2005 Annual Meeting, the proxyholders will vote on such matters in accordance with their best judgment.

Any stockholder has the right to revoke his, her or its proxy at any time before it is voted at the 2005 Annual Meeting by giving written notice to our Secretary, and by executing and delivering to the Secretary a duly executed proxy card bearing a later date, or by appearing at the 2005 Annual Meeting and voting in person; provided, however, that under the rules of the NYSE, any beneficial owner whose shares are held in “street name” by a member brokerage firm may revoke his, her or its proxy and vote his, her or its shares in person at the 2005 Annual Meeting only in accordance with the applicable rules and procedures of the NYSE.

The entire cost of soliciting proxies will be borne by the company. Proxies will be solicited principally through the use of the mails, but, if deemed desirable, may be solicited personally or by telephone, or special letter by our officers and regular employees for no additional compensation. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of our common stock, and such persons may be reimbursed for their expenses.

PROPOSAL 1

ELECTION OF DIRECTORS

Composition of Board of Directors

Our bylaws provide that the Board shall consist of not less than seven and not more than eleven directors. The Board currently consists of eight members elected by the holders of the Class A and Class B common stock, voting together as a class. The Board has fixed the size of the Board to be elected at the 2005 Annual Meeting at eight members. Our directors are elected by our stockholders at each annual meeting of stockholders and will serve until their successors are elected and qualified, or until their earlier resignation or removal. There are no family relationships among any of our current directors, the nominees for directors and our executive officers.

The proxyholders named on the proxy card intend to vote all proxies received by them in the accompanying form FOR the election of the Class A/B nominees listed below, unless instructions to the contrary are marked on the proxy. These nominees have been selected by the Board, acting upon the recommendation of the Board’s Nominating/Corporate Governance Committee. All of the nominees are currently members of the Board. If elected, each nominee will serve until the annual meeting of stockholders to be held in 2006 or until his or her successor has been duly elected and qualified.

In the event that a nominee is unable or declines to serve as a Class A/B director at the time of the 2005 Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxyholders intend to vote all proxies received by them for the nominees listed below, unless instructions are given to the contrary. As of the date of this proxy statement, the Board is not aware of any nominee who is unable or will decline to serve as a director.

Nominees for Election as Class A/B Directors

The following is certain information as of April 6, 2005 regarding the nominees for election as Class A/B directors:

Name	Position	Age
Walter F. Ulloa	Chairman and Chief Executive Officer	56
Philip C. Wilkinson	President, Chief Operating Officer and Director	48
Paul A. Zevnik	Director	54
Darryl B. Thompson	Director	43
Michael S. Rosen	Director	44
Esteban E. Torres	Director	75
Patricia Diaz Dennis	Director	58
Jesse Casso, Jr.	Director	49

Biographical Information Regarding Class A/B Directors

Walter F. Ulloa.    Mr. Ulloa, our Chairman and Chief Executive Officer since the company’s inception in 1996, has more than 25 years of experience in Spanish-language television and radio in the United States. From 1989 to 1996, Mr. Ulloa was involved in the development, management or ownership of our predecessor entities. From 1976 to 1989, he worked at KMEX-TV, Los Angeles, California, as operations manager, production manager, news director, local sales manager and an account executive. Mr. Ulloa has been a director since February 2000.

Philip C. Wilkinson.    Mr. Wilkinson, our President and Chief Operating Officer since the company’s inception in 1996, has more than 24 years of experience in Spanish-language television and radio in the United

States. From 1990 to 1996, Mr. Wilkinson was involved in the development, management or ownership of our predecessor entities. From 1982 to 1990, he worked at the Univision television network and served in the positions of account executive, Los Angeles national sales manager and West Coast sales manager. Mr. Wilkinson has been a director since February 2000.

Paul A. Zevnik.    Mr. Zevnik was involved in the development, management or ownership of our predecessor entities from 1989 to 1996, and served as our Secretary from our company’s inception in 1996 through October 2003. Mr. Zevnik is a partner, resident in Washington, D.C., of the law firm of Morgan, Lewis & Bockius, LLP. Mr. Zevnik has been a director since August 2000.

Darryl B. Thompson.    Mr. Thompson has been a partner of TSG Capital Group, L.L.C. since 1993. Mr. Thompson also serves on the boards of directors of several private companies, including Urban Brands, Inc., Telscape Communications, Inc. and Millennium Digital Media Holdings, L.L.C. Mr. Thompson has been a director since August 2000.

Michael S. Rosen.    Mr. Rosen has served as Chairman of our Audit Committee since November 2000. From July 2001 to present, Mr. Rosen has served as Co-Chairman and Chief Executive Officer of Context Capital Management, LLC. He is a board member of the United Jewish Federation of San Diego. From January 1996, when The Rochester Funds were acquired by Oppenheimer Funds, Inc., to February 2000, Mr. Rosen served as President of The Rochester Division of Oppenheimer Funds, Inc. Prior thereto, Mr. Rosen was President of Rochester Fund Distributors, Inc., a broker/dealer and principal underwriter of The Rochester Funds and Managing Director and Portfolio Manager of Rochester Capital Advisors, LP. Mr. Rosen is a chartered financial analyst. Mr. Rosen has been a director since November 2000.

Esteban E. Torres.    Mr. Torres is currently a consultant for and serves as President of the National Latino Media Council. In 1999, he was appointed by California Governor Gray Davis to serve on the California Transportation Commission, which is charged with overseeing the funding of California’s transportation projects. In March 1998, Mr. Torres announced his retirement after a distinguished 16-year career in the U.S. House of Representatives. Throughout his service as a Congressman, Mr. Torres has been an active and distinguished leader. From 1992 to 1998, he served as a Deputy Democratic Whip. He has served as a senior member of the House Banking Committee and chaired the House Banking Subcommittee on Consumer Affairs and Coinage. Mr. Torres is a nationally recognized environmental leader, former Ambassador to the United Nations Education, Scientific and Cultural Organization and served as Special Assistant to the President for Hispanic Affairs under President Jimmy Carter. Mr. Torres has been a director since November 2000.

Patricia Diaz Dennis.    Patricia Diaz Dennis has served as Senior Vice President and Assistant General Counsel of SBC Services, Inc. (“SBC”) since August 2004. Previously, she served as Senior Vice President, General Counsel and Secretary of SBC West from May 2002 to August 2004 and as Senior Vice President of Regulatory and Public Affairs for SBC from November 1998 to May 2002. She served as Senior Vice President and Assistant General Counsel of SBC from September 1995 to November 1998. Ms. Dennis serves on the boards of directors of UST Inc., Massachusetts Mutual Life Insurance Company and Girl Scouts of the USA. Ms. Dennis serves as a trustee for the The Tomás Rivera Policy Institute and the NHP Foundation. Before joining SBC, Ms. Dennis was appointed to three federal government positions. Ms. Dennis was named a member of the National Labor Relations Board by former President Ronald Reagan. Later, President Reagan appointed Ms. Dennis as a commissioner of the Federal Communications Commission where she served from 1986 until 1989. From 1989 to 1991, Ms. Dennis made a brief departure from public service and joined the law firm of Jones, Day, Reavis & Pogue, where she served as a partner and the head of the communications department. In 1992, Ms. Dennis left the private sector and returned to public service when she was appointed by former President George Bush as assistant secretary of state for human rights and humanitarian affairs. Ms. Dennis has been a director since July 2001.

Jesse Casso, Jr.    Mr. Casso has been the managing member of Casmar Capital Partners, LLC, a private investment firm, since 2004. Previously, he had been a Managing Director of Merrill Lynch. From 1999 to 2002, he was head of Investment Banking for Merrill Lynch Japan. Mr. Casso joined Merrill Lynch in 1995 as head of its Latin American Financial Institutions Group. Previously, Mr. Casso was an investment banker with Goldman, Sachs & Co. Mr. Casso also serves on the boards of directors of First Fed Financial Corp. and its subsidiary, First Federal Bank of California, the New America Alliance, an organization of the nation’s most prominent Latino business leaders, and The California Endowment. Mr. Casso has been a director since December 2003.

CORPORATE GOVERNANCE

We maintain a corporate governance page on our corporate website at www.entravision.com which includes information regarding the company’s corporate governance practices. Our corporate governance guidelines, code of ethics, code of business conduct, Board committee charters and certain other corporate governance documents and policies are available on that website. Any changes to these documents and any waivers granted with respect to our code of ethics will be posted on our website. In addition, we will provide a copy of any of these documents without charge to any stockholder upon written request made to Corporate Secretary, Entravision Communications Corporation, 2425 Olympic Boulevard, Suite 6000 West, Santa Monica, California 90404. The information on our website is not, and shall not be deemed to be, a part of this proxy statement or incorporated by reference into this or any other filing we make with the Securities and Exchange Commission (“SEC”).

Board of Directors

Director Independence

Our Board of Directors currently consists of eight members, a majority of whom meets the independence requirements of the NYSE as currently in effect. Pursuant to NYSE listing standards, our Board of Directors has adopted the following categorical Director Qualification Standards, which state that a director will not be independent if:

(i) the director, or an immediate family member of the director, is, or within the last three years was, employed by the company or any of its subsidiaries;

(ii) the director, or an immediate family member of the director, has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the company, other than director and committee fees, and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent on continued service);

(iii) the director, or an immediate family member of the director, is a current partner of a firm that is the company’s (or any of its subsidiaries) internal or external auditor; or is a current employee of such a firm; or who was, within the last three years (but is no longer), a partner or employee of such firm and personally worked on the company’s audit within that time;

(iv) the director, or an immediate family member of the director, is, or has been within the last three years, employed as an executive officer of another company where any of the company’s present executive officers at the same time serve or served on that company’s compensation committee;

(v) the director is a current employee, or an immediate family member of such director is a current executive officer, of a company that has made payments to, or received payments from, the company for property or services in an amount, which, in any of the last three fiscal years, exceeds the greater of $1 million or two percent (2%) of such other company’s consolidated gross revenues;

(vi) the director is an executive officer of another company which is indebted to the company, or to which the company is indebted, and the total amount of either company’s indebtedness to the other exceeds more than two percent (2%) of the total consolidated assets of either company; or

(vii) the director is an executive officer of a tax-exempt organization and the company made, within the preceding three years, contributions that in any single fiscal year exceeded the greater of $1 million or two percent (2%) of the tax-exempt organization’s consolidated gross revenues, as determined from the tax-exempt organization’s latest publicly available financial information.

With respect to any relationship not covered above, the determination of whether the relationship is material, and therefore whether the director would be independent, will be made by the directors who satisfy the independence criteria set forth above.

Our categorical Director Qualification Standards also provide that:

•	An Audit Committee member may not have a direct or indirect financial relationship with the company or any of its subsidiaries (e.g. accept directly or indirectly any consulting, advisory or other compensatory fee) other than compensation for service as a director and as a member of the Audit Committee. Audit Committee members may receive directors’ fees (in the form of cash, stock, stock units or other in-kind consideration ordinarily available to directors, as well as regular benefits that other directors receive).

•	An Audit Committee member may not be an “affiliated person” of the company or any of its subsidiaries. An “affiliated person” is defined in Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

Our Board of Directors has affirmatively determined that all of our directors, except Messrs. Ulloa, Wilkinson and Zevnik, are independent and, in addition, that none of our independent directors has a material relationship with the company other than as a director, in accordance with these categorical standards.

In addition, our corporate governance guidelines provide that no member of the Board may serve on more than three other public company boards of directors (in addition to ours) without first obtaining the prior approval of the Board.

Meetings of the Board

The Board of Directors held nine meetings and acted by written consent once during 2004. Each of the directors attended 75% or more of the aggregate number of meetings of the Board and committees on which the director served in 2004.

The company’s non-management directors meet regularly in executive session without management present to discuss certain Board policies, processes and practices, and other matters relating to the company and the functioning of the Board. In addition, there was at least one meeting held during 2004 by the non-management independent directors without the company’s one non-management non-independent director present. Ms. Diaz Dennis served as the presiding or “lead” director for such meetings during 2004-2005 and the Board has appointed Mr. Casso to serve in such capacity during 2005-2006.

Each of our directors is encouraged to attend the company’s annual meeting of stockholders and to be available to answer any questions posed by stockholders to such director. Because our Board of Directors holds one of its regular meetings in conjunction with our annual meeting of stockholders, unless one or more members of the Board is unable to attend, all of the members of the Board are present for the annual meeting. All of our directors attended our 2004 Annual Meeting of Stockholders.

Communications with the Board

The following procedures have been established by the Board in order to facilitate communications between our stockholders and the Board:

•	Stockholders may send correspondence, which should indicate that the sender is a stockholder, to the Board or to any individual director, by mail to Corporate Secretary, Entravision Communications Corporation, 2425 Olympic Boulevard, Suite 6000 West, Santa Monica, California 90404, or by e-mail to stockholdercommunications@entravision.com.

•	Our Secretary will be responsible for the first review and logging of this correspondence and will forward the communication to the director or directors to whom it is addressed unless it is a type of correspondence which the Board has identified as correspondence which may be retained in our files and not sent to directors. The Board has authorized the Secretary to retain and not send to directors communications that: (a) are advertising or promotional in nature (offering goods or services), (b) solely relate to complaints by clients with respect to ordinary course of business customer service and satisfaction issues or (c) clearly are unrelated to our business, industry, management or Board or committee matters. These types of communications will be logged and filed but not circulated to directors. Except as set forth in the preceding sentence, the Secretary will not screen communications sent to directors.

•	The log of stockholder correspondence will be available to members of the Board for inspection. At least once each year, the Secretary will provide to the Board a summary of the communications received from stockholders, including the communications not sent to directors in accordance with the procedures set forth above.

Our stockholders may also communicate directly with the presiding or “lead” director, or with the non-management directors as a group, by mail addressed to Lead Director, c/o Corporate Secretary, Entravision Communications Corporation, 2425 Olympic Boulevard, Suite 6000 West, Santa Monica, California 90404, or by e-mail to stockholdercommunications@entravision.com.

The company’s Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding questionable accounting, internal controls, financial improprieties or auditing matters. Any of the company’s employees may confidentially communicate concerns about any of these matters by calling our toll-free hotline. All of the reporting mechanisms are also posted on our website. Upon receipt of a complaint or concern, a determination will be made whether it pertains to accounting, internal controls or auditing matters and, if it does, it will be handled in accordance with the procedures established by the Audit Committee.

Committees of the Board

The Board has a standing Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee. The composition, functions and general responsibilities of each committee are summarized below.

Audit Committee

The Audit Committee consists of Mr. Rosen (chairman), Ms. Diaz Dennis and Mr. Casso. The Board of Directors has determined that each of Messrs. Rosen and Casso is an audit committee financial expert, as that term is defined in Item 401(h) of Regulation S-K of the Exchange Act, and is independent within the meaning of Item 7(d)(3)(iv) of Schedule 14A of the Exchange Act. The Board also believes that all members of the Audit Committee meet the independence and knowledge requirements of the NYSE as currently in effect. For information about Messrs. Rosen’s and Casso’s experience, please see “Biographical Information Regarding Class A/B Directors” above. The Audit Committee held a total of eleven meetings and acted by written consent once during 2004.

Consistent with the company’s corporate governance guidelines, no member of the Audit Committee may serve on the audit committees of more than two other public companies (in addition to ours) without first obtaining the prior approval of the Board. No member of the Audit Committee serves on more than two other audit committees.

The Audit Committee operates under a written charter, a copy of which is available on our website. The Audit Committee’s duties include responsibility for reviewing our accounting practices and audit procedures. In addition, the Audit Committee has responsibility for reviewing complaints about, and investigating allegations of, financial impropriety or misconduct. Please see “Report of Audit Committee” below, which provides further details of many of the duties and responsibilities of the Audit Committee.

As part of its responsibility, the Audit Committee is responsible for engaging our independent auditor, as well as pre-approving audit and non-audit services performed by our independent auditor in order to assure that the provision of such services does not impair the independent auditor’s independence. The Audit Committee has adopted, and the Board has ratified, an Audit Committee Pre-Approval Policy, which is also available on our website.

Compensation Committee, Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Messrs. Thompson (chairman) and Rosen. Both members of the Compensation Committee meet the independence requirements of the NYSE as currently in effect. No member of the Compensation Committee was at any time during 2004 or at any other time an officer or employee of the company. The Compensation Committee held one meeting and acted by written consent three times during 2004. None of our executive officers served on the compensation committee of another entity or on any other committee of the board of directors of another entity performing similar functions during 2004.

The Compensation Committee operates under a written charter. The Compensation Committee establishes the compensation and benefits of our executive officers. The compensation committee also administers our employee benefit plans, including our equity incentive and employee stock purchase plans.

Please see “Report of Compensation Committee” below, which details the Compensation Committee’s report on our executive compensation for 2004.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee consists of Mr. Torres (chairman) and Ms. Diaz Dennis. Both members of the Nominating/Corporate Governance Committee meet the independence requirements of the NYSE as currently in effect. The Nominating/Corporate Governance Committee held one meeting during 2004.

The Nominating/Corporate Governance Committee operates under a written charter. The Nominating/Corporate Governance Committee has the primary responsibility for overseeing the company’s corporate governance compliance practices, as well as supervising the affairs of the company as they relate to the nomination of directors. The principal ongoing functions of the Nominating/Corporate Governance Committee include developing criteria for selecting new directors, establishing and monitoring procedures for the receipt and consideration of director nominations by stockholders and others, considering and examining director candidates, developing and recommending corporate governance principles for the company and monitoring the company’s compliance with those principles and establishing and monitoring procedures for the receipt of stockholder communications directed to the Board.

The Nominating/Corporate Governance Committee is also responsible for conducting an annual evaluation of the Board to determine whether the Board and its committees are functioning effectively. In performing this evaluation, the Nominating/Corporate Governance Committee receives comments from all directors and reports annually to the Board with the results of this evaluation.

Director Nominations

The Nominating/Corporate Governance Committee seeks out appropriate candidates to serve as directors of the company, and the Nominating/Corporate Governance Committee interviews and examines director candidates and makes recommendations to the Board regarding candidate selection. In considering candidates to serve as director, the Nominating/Corporate Governance Committee evaluates various minimum individual qualifications, including strength of character, maturity of judgment, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge, as well as the extent to which the candidate would fill a present need on the Board.

The Nominating/Corporate Governance Committee will consider stockholder nominations for director. Nominations for director submitted to this committee by stockholders are evaluated according to the company’s overall needs and the nominee’s knowledge, experience and background. A nominating stockholder must give appropriate notice to the company of the nomination not less than 90 days prior to the first anniversary of the preceding year’s annual meeting. In the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the preceding year’s annual meeting, the notice by the stockholder must be delivered not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such annual meeting is first made.

The stockholders’ notice shall set forth, as to:

•	each person whom the stockholder proposes to nominate for election as a director:

•	the name, age, business address and residence address of such person,

•	the principal occupation or employment of the person,

•	the class and number of shares of the company’s stock which are beneficially owned by such person, if any, and

•	any other information relating to such person which is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act and the rules thereunder; and

•	the stockholder giving the notice:

•	the name and record address of the stockholder and the class and number of shares of the company’s stock which are beneficially owned by the stockholder,

•	a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which nomination(s) are to be made by such stockholder,

•	a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice,

•	any other information relating to such person which is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act and the rules thereunder.

The notice must be accompanied by a written consent of the proposed nominee to be named as a director.

DIRECTOR COMPENSATION

Our directors who are not officers or employees of the company are compensated for their services as follows: (i) an annual grant of an option to purchase 30,000 shares of Class A common stock under our then-current incentive plan; (ii) $24,000 per year (which may be converted into an option to purchase additional shares of Class A common stock under a specified formula); (iii) $1,250 for attendance at a Board meeting in person ($500 if telephonically); and (iv) $1,000 for attendance at a committee meeting in person ($500 if telephonically and an additional $250 if serving as the chairperson of the committee). However, Board committees may waive the meeting fees to which they would otherwise be entitled, subject to the unanimous approval of all members of the relevant committee.

Recommendation of the Board

The Board unanimously recommends that stockholders vote FOR election of each of the Class A/B nominees identified above.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

The Audit Committee has appointed the firm of McGladrey & Pullen, LLP to act as our independent auditor for the fiscal year ending December 31, 2005, and such appointment is being submitted to our stockholders for ratification at the 2005 Annual Meeting. McGladrey & Pullen, LLP is considered by our management to be well qualified. If the stockholders do not ratify the appointment of McGladrey & Pullen, LLP, the Audit Committee will reconsider the appointment.

Audit and Other Fees

The following table summarizes the fees charged by McGladrey & Pullen, LLP, and its affiliate RSM McGladrey, Inc., for certain services rendered to the company and its subsidiaries during 2003 and 2004:

	Amount Billed and Paid
Type of Fee	Fiscal Year 2003	Fiscal Year 2004
Audit (1)	$694,000	$940,000
Audit Related (2)	280,000	205,000
Tax (3)	543,000	425,000
All Other (4)	—	—
Total	$1,517,000	$1,570,000

(1)	Represents aggregate fees charged by McGladrey & Pullen, LLP for annual audits and quarterly reviews. The increase from 2003 to 2004 related primarily to attestation services with respect to the company’s internal controls.
(2)	Represents aggregate fees charged by McGladrey & Pullen, LLP for assurance and related services that are reasonably related to the performance of the audit and are not reported as audit fees. These services included audits of employee benefit plans, various SEC filings and the implementation of new accounting requirements.
(3)	Represents aggregate fees charged by RSM McGladrey, Inc. for professional services for tax compliance and preparation, tax consulting and advice, and tax planning.
(4)	The company did not pay any other fees to either McGladrey & Pullen, LLP or RSM McGladrey, Inc. in 2003 or 2004.

The Audit Committee determined that RSM McGladrey, Inc.’s provision of non-audit related services in exchange for fees in the 2004 fiscal year was compatible with maintaining McGladrey & Pullen, LLP’s independence.

Representatives of McGladrey & Pullen, LLP will be present at the 2005 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Recommendation of the Board

The Board unanimously recommends that stockholders vote FOR the proposal to ratify the appointment of McGladrey & Pullen, LLP as our independent auditor for the fiscal year ending December 31, 2005.

MANAGEMENT

The following sets forth the names, positions and ages of our executive officers as of April 6, 2005:

Name	Position	Age
Walter F. Ulloa	Chairman and Chief Executive Officer	56
Philip C. Wilkinson	President, Chief Operating Officer and Director	48
John F. DeLorenzo	Executive Vice President, Treasurer and Chief Financial Officer	46
Jeffery A. Liberman	President, Radio Division	46
Christopher T. Young	President, Outdoor Division	36

Background

Walter F. Ulloa.    Mr. Ulloa has been our Chairman and Chief Executive Officer since the company’s inception in 1996. See, “Proposal 1—Election of Class A/B Directors” for additional biographical information on Mr. Ulloa.

Philip C. Wilkinson.    Mr. Wilkinson has been our President and Chief Operating Officer since the company’s inception in 1996. See, “Proposal 1—Election of Class A/B Directors” for additional biographical information on Mr. Wilkinson.

John F. DeLorenzo.    Mr. DeLorenzo has been our Executive Vice President, Treasurer and Chief Financial Officer since December 2002. Mr. DeLorenzo has over 20 years of financial management experience, primarily serving companies in the media and real estate industries. Prior to joining us, Mr. DeLorenzo served as a media investment banking consultant. In 1999, Mr. DeLorenzo served as Executive Vice President and Chief Financial Officer of television broadcaster Paxson Communications. From 1996 to 1999, Mr. DeLorenzo was the owner of Trenwest Development LLC, a residential real estate company. From 1988 to 1996, he was Executive Vice President and Chief Financial Officer of Act III Communications, a broadcasting, publishing and movie theater exhibition holding company.

Jeffery A. Liberman.    Mr. Liberman, the President of our radio division since May 2001, has been involved in the management and operation of Spanish-language radio stations since 1974. From 1992 until our acquisition of Latin Communications Group Inc. in April 2000, Mr. Liberman was responsible for operating Latin Communications Group’s 17 radio stations in California, Colorado, New Mexico and Washington D.C.

Christopher T. Young.    Mr. Young, the President of our outdoor division since February 2004, previously had served as the outdoor division’s Chief Financial Officer since 2000. Before joining our company, Mr. Young had worked with the Bank of Montreal, where he was responsible for all of the bank’s corporate finance activity for the broadcasting and outdoor advertising industries. Mr. Young’s prior experience includes tenures at both the Bank of Tokyo in its corporate finance group and Chase Manhattan Bank.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 6, 2005 by:

•	each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock;

•	each of our directors;

•	our Chief Executive Officer and each of our four other most highly-compensated executive officers serving as such as of December 31, 2004 whose total annual salary and bonus exceeded $100,000, for services rendered in all capacities to the company and our subsidiaries (such individuals are hereafter referred to as the “Named Executive Officers”); and

•	all of our directors and Named Executive Officers as a group.

Name and Address of Beneficial Owner(1)	Class of Shares	Number of Shares of Common Stock Beneficially Owned		Percent(2)
More than 5% Stockholders(3)
Goldman Sachs Asset Management, L.P.(4)	A	9,888,410		7.96%
Franklin Resources, Inc.(5)	A	8,648,311		6.96%

Directors and Named Executive Officers
Walter F. Ulloa	A B	687,555 11,489,365	(6) (7)	* 9.25%
Philip C. Wilkinson	A B	689,100 11,489,365	(8) (9)	* 9.25%
John F. DeLorenzo	A	91,359	(10)	*
Jeffery A. Liberman	A	217,842	(11)	*
Christopher T. Young	A	80,162	(12)	*
Paul A. Zevnik	A B	172,457 4,699,803	(13) (14)	* 3.78%
Darryl B. Thompson	A	3,496,930	(15)	2.81%
Michael S. Rosen	A	207,960	(16)	*
Esteban E. Torres	A	101,613	(17)	*
Patricia Diaz Dennis	A	75,000	(18)	*
Jesse Casso, Jr.	A	36,945	(19)	*
All directors and Named Executive Officers as a group (11 persons)	A B	5,856,923 27,678,533		4.71 22.28	% %

*	Represents beneficial ownership of less than 1%.
(1)	Unless otherwise noted, the address for each person is c/o Entravision Communications Corporation, 2425 Olympic Boulevard, Suite 6000 West, Santa Monica, California 90404.
(2)

Percentage ownership is based on 124,256,303 shares of common stock outstanding on April 6, 2005 (assuming conversion of all outstanding shares of Class B common stock and Class U common stock, all of which may be converted into Class A common stock within 60 days). Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding for determining the number of shares beneficially owned and for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.
(3)	Does not include Univision Communications Inc., which currently holds all 36,926,600 shares of our Class U common stock. The Class U common stock is non-voting, and therefore Univision does not appear in the table as an owner of voting securities. However, because the Class U common stock is convertible at any time into Class A common stock upon the disposition by Univision of the Class U common stock to a third party that is not an affiliate of Univision, those shares of Class A common stock issuable upon conversion of the Class U common stock are included as issued and outstanding for purposes of computing percentages herein.
(4)	Information regarding this beneficial owner has been obtained solely from a review of the Schedule 13G, including any amendments thereto, filed by such person with the SEC. The address for Goldman Sachs Asset Management, L.P. is 32 Old Slip, New York, New York 10005.
(5)	Information regarding this beneficial owner has been obtained solely from a review of the Schedule 13G, including any amendments thereto, filed by such person with the SEC. The address for Franklin Resources, Inc. is One Franklin Parkway, San Mateo, California 94403.
(6)	Consists of 425 shares held by Ms. Alexandra Seros (Mr. Ulloa’s spouse), 2,130 shares held by Mr. Ulloa personally and an option to purchase 685,000 shares of Class A common stock.
(7)	Consists of 889,848 shares held by The Walter F. Ulloa Irrevocable Trust of 1996 and 10,599,517 shares held by the Seros Ulloa Family Trust of 1996.
(8)	Consists of 4,100 shares held by Mr. Wilkinson personally and an option to purchase 685,000 shares of Class A common stock.
(9)	Consists of 9,424,800 shares held by The 1994 Wilkinson Family Trust, 889,848 shares held by The 1994 Wilkinson Children’s Gift Trust and 1,174,717 shares held by Mr. Wilkinson personally.
(10)	Consists of 2,609 shares held by Mr. DeLorenzo personally and an option to purchase 88,750 shares of Class A common stock held by the DeLorenzo 2002 Family Trust.
(11)	Consists of 236 shares held by Ms. Andrea Becerra (Mr. Liberman’s stepdaughter), 1,856 shares held by Mr. Liberman personally, an option to purchase 2,000 shares of Class A common stock held by Ms. Becerra and an option to purchase 213,750 shares of Class A common stock held by Mr. Liberman personally.
(12)	Consists of 912 shares held by Mr. Young personally and an option to purchase 79,250 shares of Class A common stock.
(13)	Consists of 13,821 shares held by The Paul A. Zevnik Irrevocable Trust of 1996 and an option to purchase 158,636 shares of Class A common stock.
(14)	Consists of 800,666 shares held by The Paul A. Zevnik Irrevocable Trust of 1996, 761,553 shares held by The Zevnik Family L.L.C. and 3,137,584 shares held by Mr. Zevnik personally.
(15)	Consists of 3,377,062 shares held by TSG Capital Group and an option to purchase 119,868 shares of Class A common stock. TSG Capital Group consists of TSG Capital Fund II, L.P., TSG Capital Fund III, L.P., TSG Associates II Inc. and TSG Associates III, LLC. Mr. Thompson is a principal of each of the TSG Capital Group entities. Mr. Thompson shares voting and investment power over such shares. Mr. Thompson disclaims beneficial ownership of such shares, except to the extent of his proportionate interest therein.
(16)	Consists of 76,500 shares held by LJ Holdings, L.L.C. and an option to purchase 131,460 shares of Class A common stock.
(17)	Consists of an option to purchase 101,613 shares of Class A common stock.
(18)	Consists of an option to purchase 75,000 shares of Class A common stock.
(19)	Consists of an option to purchase 36,945 shares of Class A common stock.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

The following table sets forth certain information regarding the compensation earned during the last three fiscal years by the Named Executive Officers:

Summary Compensation Table

	Year	Annual Compensation(1)						Long-Term Compensation
Securities Underlying Options
Name and Principal Position(s)		Salary			Bonus
Walter F. Ulloa Chairman and Chief Executive Officer	2004 2003 2002	$ $ $	735,417 710,417 692,167	(2) (4) (6)	$ $ $	375,000 225,000 —	(3) (5)	140,000 125,000 250,000

Philip C. Wilkinson President and Chief Operating Officer	2004 2003 2002	$ $ $	735,417 710,417 692,167	(2) (4) (6)	$ $ $	375,000 225,000 —	(3) (5)	140,000 125,000 250,000

John F. DeLorenzo(7) Chief Financial Officer	2004 2003 2002	$ $ $	378,000 360,000 30,000		$ $ $	108,000 — —	(3)	55,000 — 150,000

Jeffery A. Liberman President, Radio Division	2004 2003 2002	$ $ $	339,900 330,000 300,000		$ $ $	66,000 100,000 —	(3) (5)	50,000 50,000 75,000

Christopher T. Young President, Outdoor Division	2004 2003 2002	$ $ $	223,969 193,382 175,000	(8) (9)	$ $ $	— 10,000 —	(5)	20,000 15,000 25,000

(1)	Excludes perquisites and other personal benefits, securities or property which aggregate the lesser of $50,000 or 10% of the total of annual salary and bonus.
(2)	Salary was $725,000 per annum through July 31, 2004, and was increased to $750,000 per annum effective August 1, 2004. Although salary was scheduled to increase to $800,000 per annum effective August 1, 2004 pursuant to the terms of his employment agreement, this executive officer voluntarily elected to forego the full salary increase.
(3)	Represents bonus earned in 2003 and paid in 2004.
(4)	Salary was $700,000 per annum through July 31, 2003, and was increased to $725,000 per annum effective August 1, 2003. Although salary was scheduled to increase to $750,000 per annum effective August 1, 2003 pursuant to the terms of his employment agreement, this executive officer voluntarily elected to forego the full salary increase.
(5)	Represents bonus earned in 2002 and paid in 2003.
(6)	Salary was $650,000 per annum through July 31, 2002, and was increased pursuant to the terms of his employment agreement to $700,000 per annum effective August 1, 2002.
(7)	Mr. DeLorenzo became our Executive Vice President, Treasurer and Chief Financial Officer in December 2002.
(8)	Salary was $200,000 per annum through February 15, 2004, and was increased to $230,000 per annum effective February 16, 2004.
(9)	Salary was $175,000 per annum through April 30, 2003, and was increased to $200,000 per annum effective May 1, 2003.

Option Grants in Last Fiscal Year

The following table sets forth information concerning the stock option grants made to each of the Named Executive Officers during the 2004 fiscal year.

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal 2004	Exercise or Base Price Per Share	Expiration Date
Name					5%	10%
Walter F. Ulloa	140,000	6.64%	$10.27	1/29/14	$904,400	$2,291,800
Philip C. Wilkinson	140,000	6.64%	$10.27	1/29/14	$904,400	$2,291,800
John F. DeLorenzo	55,000	2.61%	(2)	(2)	$347,350	$880,250
Jeffery A. Liberman	50,000	2.37%	$10.27	1/29/14	$323,000	$818,500
Christopher T. Young	20,000	0.95%	$10.27	1/29/14	$129,200	$327,400

(1)	There can be no assurance provided to any Named Executive Officer or any other holder of our securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% or 10% compounded annual rates or at any other defined level. Unless the market price of the common stock appreciates over the option term, no value will be realized from the option grants made to the Named Executive Officers.
(2)	Consists of 40,000 options granted at an exercise price of $10.27 per share with an expiration date of January 29, 2014, and 15,000 options granted at an exercise price of $9.43 per share with an expiration date of April 6, 2014.

Fiscal Year-End Option Values

No options were exercised by any of the Named Executive Officers during the 2004 fiscal year. The following table sets forth the number of shares of our Class A common stock subject to exercisable and unexercisable stock options which the Named Executive Officers held at the end of the 2004 fiscal year.

	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End
Name	Exercisable	Non-Exercisable	Exercisable	Non-Exercisable
Walter F. Ulloa	556,250	458,750	$58,125	$174,375
Philip C. Wilkinson	556,250	458,750	$58,125	$174,375
John F. DeLorenzo	75,000	130,000	—	—
Jeffery A. Liberman	170,000	155,000	$23,250	$69,750
Christopher T. Young	64,250	55,750	$6,975	$20,925

EMPLOYMENT AGREEMENTS

Agreement with Walter F. Ulloa.    In August 2000, we entered into a five-year employment agreement with Mr. Ulloa pursuant to which he serves as our Chairman and Chief Executive Officer. The agreement provided for an initial base salary of $600,000 per year, with an annual increase of $50,000 per year. Under that agreement, Mr. Ulloa would have been entitled to receive a base salary of $750,000 per year effective August 1, 2003 and $800,000 per year effective August 1, 2004. However, Mr. Ulloa had previously voluntarily elected not to take the full salary of $750,000 per year effective August 1, 2003 and, at his request, his salary instead was $725,000 per year effective August 1, 2003. Moreover, Mr. Ulloa again voluntarily agreed to forego the full salary increase per year effective August 1, 2004 and, at his request, his salary increased to $750,000 per year effective August 1, 2004.

Under the terms of the agreement, Mr. Ulloa is also eligible to receive a cash bonus equal to: (i) 75% of his then-current base salary if our annual growth rate of earnings before interest, taxes, depreciation and amortization, as adjusted (pro forma as defined by our Compensation Committee) (“EBITDA as adjusted”), exceeds 20% over the previous year, 63% of his then-current base salary if EBITDA as adjusted growth rate exceeds 17% over the previous year and 50% of his then-current base salary if EBITDA as adjusted growth rate exceeds 14% over the previous year; and (ii) up to an additional 25% of his then-current base salary in the discretion of our Compensation Committee.

If Mr. Ulloa’s employment is terminated by us without cause, by Mr. Ulloa for good reason or in connection with a change of control, he will be entitled to receive all accrued salary and bonuses through the date of termination, plus an amount equal to the greater of the sum of three times his then-current base salary plus three times his then-current maximum bonus or his salary or bonuses for the remainder of the term of his employment agreement, plus a continuation of all benefit coverages for a period of two years. In addition, upon any such termination event, all stock options then held by Mr. Ulloa will accelerate and become immediately exercisable, and any restrictions on restricted stock held by Mr. Ulloa shall lapse.

Agreement with Philip C. Wilkinson.    In August 2000, we entered into a five-year employment agreement with Mr. Wilkinson pursuant to which he serves as our President and Chief Operating Officer. The agreement provided for an initial base salary of $600,000 per year, with an annual increase of $50,000 per year. Under that agreement, Mr. Wilkinson would have been entitled to receive a base salary of $750,000 per year effective August 1, 2003 and $800,000 per year effective August 1, 2004. However, Mr. Wilkinson had previously voluntarily elected not to take the full salary of $750,000 per year effective August 1, 2003 and, at his request, his salary instead was $725,000 per year effective August 1, 2003. Moreover, Mr. Wilkinson again voluntarily agreed to forego the full salary increase per year effective August 1, 2004 and, at his request, his salary increased to $750,000 per year effective August 1, 2004.

Under the terms of the agreement, Mr. Wilkinson is also eligible to receive a cash bonus equal to: (i) 75% of his then-current base salary if EBITDA as adjusted exceeds 20% over the previous year, 63% of his then-current base salary if EBITDA as adjusted growth rate exceeds 17% over the previous year and 50% of his then-current base salary if EBITDA as adjusted growth rate exceeds 14% over the previous year; and (ii) up to an additional 25% of his then-current base salary in the discretion of our Compensation Committee.

If Mr. Wilkinson’s employment is terminated by us without cause, by Mr. Wilkinson for good reason or in connection with a change of control, he will be entitled to receive all accrued salary and bonuses through the date of termination, plus an amount equal to the greater of the sum of three times his then-current base salary plus three times his then-current maximum bonus or his salary or bonuses for the remainder of the term of his employment agreement, plus a continuation of all benefit coverages for a period of two years. In addition, upon any such termination event, all stock options then held by Mr. Wilkinson will accelerate and become immediately exercisable, and any restrictions on restricted stock held by Mr. Wilkinson shall lapse.

Agreement with John F. DeLorenzo.    In December 2002, we entered into a three-year employment agreement with Mr. DeLorenzo pursuant to which he serves as our Executive Vice President, Treasurer and Chief Financial Officer. The agreement provides for a base salary of $360,000 per year in the first year, with an annual 5% increase per year thereafter. In addition, Mr. DeLorenzo is eligible to receive a discretionary annual bonus of up to 50% of his then-current base salary. He is also eligible for grants of stock options under the company’s equity incentive plans. Under the terms of his employment agreement, Mr. DeLorenzo received an initial grant of an option to acquire 150,000 shares in connection with his employment, vesting in equal installments over four years.

If Mr. DeLorenzo’s employment is terminated by us without cause or by Mr. DeLorenzo for good reason (including a change of control of the company), he will be entitled to receive all accrued salary and benefits through the date of termination, any discretionary bonus that is approved by the Compensation Committee and a severance payment equal to six months of his then-current base salary. If Mr. DeLorenzo’s employment is terminated by us for cause, he will only be entitled to receive accrued salary and benefits through the date of termination and shall be ineligible for any bonus.

Agreement with Jeffery A. Liberman.    In January 2004, we entered into a new three-year employment agreement with Mr. Liberman pursuant to which he serves as the president of our radio division. This agreement replaces a 42-month agreement we entered into with Mr. Liberman in December 2000 and amended in March 2001. The current agreement provides for a base salary of $339,900 per year in the first year, which may be increased in the discretion of the Compensation Committee in future years of the agreement. In addition, Mr. Liberman is eligible to receive a discretionary annual bonus of up to 50% of his then-current base salary. He is also eligible for grants of stock options under the company’s equity incentive plans.

If Mr. Liberman’s employment is terminated by us without cause or by Mr. Liberman for good reason (including a change of control of the company), he will be entitled to receive all accrued salary and benefits through the date of termination, any discretionary bonus that is approved by the Compensation Committee and a severance payment equal to one year of his then-current base salary. If Mr. Liberman’s employment is terminated by us for cause, he will only be entitled to receive accrued salary and benefits through the date of termination and shall be ineligible for any bonus.

Letter Agreement with Christopher T. Young.    In February 2004, we entered into a letter agreement with Mr. Young pursuant to which he serves “at will” as the president of our outdoor division. The agreement provided for a base salary of $230,000 for 2004. In addition, Mr. Young was eligible to receive a bonus of $10,000 per quarter, and an additional bonus of $15,000 for the full year 2004, for the outdoor division’s achieving 115% of established goals based on EBITDA as adjusted during each such period. If Mr. Young’s employment had been terminated by us other than for cause, then Mr. Young would have been entitled to receive severance in the gross amount of $230,000 payable monthly over 12 months.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship with Univision.    Univision currently owns approximately 30% of our common stock on a fully-converted basis. In connection with its merger with Hispanic Broadcasting Corporation, in September 2003 Univision exchanged all of the shares of our Class A and Class C common stock that it previously owned for 369,266 shares of our Series U preferred stock. The Series U preferred stock was mandatorily convertible into common stock when and if we created a new class of common stock that generally had the same rights, preferences, privileges and restrictions as the Series U preferred stock (other than the nominal liquidation preference). Our stockholders approved the creation of such a new class of common stock, our Class U common stock, at our 2004 Annual Meeting of Stockholders, and the shares of our Series U preferred stock held by Univision were converted into 36,926,600 shares of our new Class U common stock effective as of July 1, 2004. Neither the original exchange of Univision’s Class A and Class C common for our Series U preferred stock, nor the subsequent conversion of such Series U preferred stock into our new Class U common stock, changed Univision’s overall equity interest in our company, nor did either have any impact on our existing television station affiliation agreements with Univision. Univision is the only holder of our issued and outstanding Class U common stock.

Pursuant to our Univision network affiliation agreements, Univision acts as our national advertising sales representative for our television stations affiliated with Univision’s primary network and Univision’s TeleFutura Network.

We are also party to a marketing and sales agreement with Univision that expires in 2021. Under that agreement, we manage the marketing and sales operations of Univision-owned TeleFutura affiliates in six markets—Albuquerque, Boston, Denver, Orlando, Tampa and Washington, D.C.—where we currently own and operate a Univision affiliate.

In February 2004, we sold our radio station in Fresno, California, to Univision for approximately $8 million in an arms-length transaction.

Voting Agreement.    We have entered into the Voting Agreement with Messrs. Ulloa, Wilkinson and Zevnik. This agreement, dated effective as of August 3, 2000, will remain in effect with respect to each of Messrs. Ulloa, Wilkinson and Zevnik as long as each individual owns 30% of his initial Class B shares. Pursuant to the Voting Agreement, Messrs. Ulloa, Wilkinson and Zevnik have agreed to vote all shares held by them in favor of the election of themselves as Class A/B Directors. On matters other than the election of directors, Mr. Zevnik has further agreed to cast his votes in the same manner as both Messrs. Ulloa and Wilkinson, solely in instances when both Messrs. Ulloa and Wilkinson vote either affirmatively or negatively. In any instance in which Messrs. Ulloa and Wilkinson vote their shares in different manners, Mr. Zevnik is free to vote his shares as he chooses.

Transactions with TSG Entities and Darryl B. Thompson.    Darryl B. Thompson, one of our directors, is an equityholder, officer and director of TSG Capital Fund II, L.P., TSG Capital Fund III, L.P., TSG Associates II, Inc. and TSG Associates III, L.P. In April 2000, TSG Capital Fund III, L.P. invested $90 million in our predecessor company in the form of a convertible subordinated note. The note automatically converted at the closing of our initial public offering into 5,865,102 of Series A preferred stock. In connection with our acquisition of Z-Spanish Media, TSG Capital Fund II, L.P., TSG Capital Fund III, L.P. and their affiliates received approximately $169 million in cash and 3,552,902 shares of Class A common stock.

During the third quarter of 2004, we repurchased all 5,865,102 shares of our Series A preferred stock from TSG Capital Fund III, L.P. in two separate transactions for an aggregate of $128.2 million. The first 2,542,006 shares were repurchased in July 2004 for $55 million, and the remaining 3,323,096 shares were repurchased in September 2004 for $73.2 million. The price of each repurchase reflected a small premium to the liquidation value at the time of such repurchase.

Mr. Thompson is also a director, and, indirectly, a principal stockholder, of Telscape Communications, Inc., which purchased advertising time for approximately $150,000 on certain of our television stations during 2004. We received market rates for this sale in an arms-length transaction.

REPORT OF COMPENSATION COMMITTEE

The following Report of the Compensation Committee and the performance graph that follows do not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that we specifically incorporate this report or the performance graph by reference therein.

The Compensation Committee has furnished this report on executive compensation for the 2004 fiscal year.

Compensation Program and Philosophy

The Compensation Committee administers the company’s executive compensation program. The Compensation Committee has the authority to review and determine the salaries and bonuses of the executive officers of the company, including the Chief Executive Officer and the other Named Executive Officers, and to establish the general compensation policies for such individuals. The Compensation Committee also has the sole and exclusive authority to make discretionary option grants to all of the company’s employees under the company’s 2004 Equity Incentive Plan (the “2004 Plan”), and previously had such authority under the company’s 2000 Omnibus Equity Incentive Plan.

The Compensation Committee operates under a written charter. The duties and responsibilities of a member of the Compensation Committee are in addition to his or her duties as a member of the Board. The charter reflects these various responsibilities, and the Committee is charged with periodically reviewing the charter. The Committee’s membership is determined by the Board and is composed entirely of independent directors. In addition, the Committee has the authority to engage the services of outside advisors, experts and others, including independent compensation consultants who do not advise the company, to assist the Committee. During 2004, there was one meeting of the Committee and the Committee acted by written consent three times.

The Compensation Committee believes that the compensation programs for the company’s executive officers should reflect the company’s performance, support the short- and long-term strategic goals and values of the company, reward individual contribution to the company’s success and align the interests of the company’s executive officers with the interests of the company’s stockholders. The company is engaged in a very competitive industry, and the company’s success depends upon its ability to attract and retain qualified executives through the competitive compensation packages it offers to such individuals. To that end, it is the view of the Board that the total compensation program for executive officers should consist of all or most of the following components:

•	Base salary

•	Bonus

•	Equity-based compensation

The Committee does not rely solely on predetermined formulas or a limited set of criteria when it evaluates the performance of the company’s chief executive officer and the company’s other executive officers. In 2004, the Committee considered management’s continuing achievement of its short- and long-term goals versus its strategic imperatives. The principal factors that were taken into account in establishing each executive officer’s compensation package for the 2004 fiscal year are described below. However, the Compensation Committee may in its discretion apply entirely different factors, such as different measures of financial performance, for future fiscal years. Moreover, all of the company’s Named Executive Officers have entered into employment agreements or arrangements with the company and many components of each such person’s compensation, including both base salary and some portion of bonus, are set by such agreement or arrangement.

Chief Executive Officer Compensation

In August 2000, the company entered into a five-year employment agreement with Walter Ulloa, the company’s chief executive officer. The agreement provided for an initial base salary of $600,000 per year, with an annual increase of $50,000 per year. Under that agreement, Mr. Ulloa would have been entitled to receive a base salary of $750,000 per year effective August 1, 2003 and $800,000 per year effective August 1, 2004. However, Mr. Ulloa had previously voluntarily elected not to take the full salary of $750,000 per year effective August 1, 2003 and, at his request, his salary instead was $725,000 per year effective August 1, 2003. Moreover, Mr. Ulloa again voluntarily agreed to forego the full salary increase per year effective August 1, 2004 and, at his request, his salary increased to $750,000 per year effective August 1, 2004.

Under the terms of his employment agreement, Mr. Ulloa is also eligible to receive a cash bonus equal to (i) a percentage of his then-current base salary up to a maximum of 75% based upon the company’s growth rate of EBITDA as adjusted and (ii) up to an additional 25% of his then-current base salary in the discretion of the Compensation Committee. Although he earned a guaranteed bonus of $562,500 based on the company’s growth of EBITDA as adjusted in 2004, Mr. Ulloa voluntarily elected not to take the full earned bonus to which he was entitled and instead requested that the Compensation Committee grant him a bonus of $450,000. Mr. Ulloa also requested that the Committee not grant him a discretionary bonus for 2004. In considering Mr. Ulloa’s requests, the Committee reviewed bonuses granted to chief executive officers at other companies operating in the company’s sector and granted Mr. Ulloa a total bonus of $450,000 for 2004.

Other Senior Executive Officer Compensation

In August 2000, the company entered into a five-year employment agreement with Philip Wilkinson, the company’s president and chief operating officer. The agreement provided for an initial base salary of $600,000 per year, with an annual increase of $50,000 per year. Under that agreement, Mr. Wilkinson would have been entitled to receive a base salary of $750,000 per year effective August 1, 2003 and $800,000 per year effective August 1, 2004. However, Mr. Wilkinson had previously voluntarily elected not to take the full salary of $750,000 per year effective August 1, 2003 and, at his request, his salary instead was $725,000 per year effective August 1, 2003. Moreover, Mr. Wilkinson again voluntarily agreed to forego the full salary increase per year effective August 1, 2004 and, at his request, his salary increased to $750,000 per year effective August 1, 2004.

Under the terms of his employment agreement, Mr. Wilkinson is also eligible to receive a cash bonus equal to (i) a percentage of his then-current base salary up to a maximum of 75% based upon the company’s growth rate of EBITDA as adjusted and (ii) up to an additional 25% of his then-current base salary in the discretion of the Compensation Committee. Although he earned a guaranteed bonus of $562,500 based on the company’s growth of EBITDA as adjusted in 2004, Mr. Wilkinson voluntarily elected not to take the full earned bonus to which he was entitled and instead requested that the Compensation Committee grant him a bonus of $450,000. Mr. Wilkinson also requested that the Committee not grant him a discretionary bonus for 2004. In considering Mr. Wilkinson’s requests, the Committee reviewed bonuses granted to comparable executive officers at other companies operating in the company’s sector, as well as the Committee’s desire to keep his bonus the same as that of Mr. Ulloa, and granted Mr. Wilkinson a total bonus of $450,000 for 2004.

Base salaries for each of Messrs. DeLorenzo, Liberman and Young were also established pursuant to the terms of their respective employment agreements or arrangements. Annual bonuses, if any, for senior executive officers other than Messrs. Ulloa and Wilkinson are recommended by Mr. Ulloa and reviewed and approved by the Compensation Committee. The factors considered by the Committee in reviewing and approving bonus compensation for senior executive officers in 2004 included overall corporate and segment performance, the individual’s personal performance, internal alignment considerations, general competitive considerations and their compensation in previous years. The relative weight given to each factor varied with each individual.

The Board did not modify any action or recommendation made by the Compensation Committee with respect to executive compensation for the 2004 fiscal year. It is the opinion of the Compensation Committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align the company’s performance and the interests of the company’s stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long term.

Equity-Based Compensation

The Committee believes in linking long-term incentives to an increase in stock value. Accordingly, it awards stock options under the 2004 Plan with an exercise price equal to the fair market value of the underlying stock on the date of grant that vest and become exercisable over time. The Committee believes that these options encourage employees to continually use their best efforts and to remain in the company’s employ. Options granted to executive officers under the 2004 Plan generally vest and become exercisable in annual 25% increments over a four-year period after their grant.

The Committee relies substantially on management of the company to make specific recommendations regarding which individuals should receive option grants and the amounts of such grants. In 2004, the Committee granted 2,109,500 options to all employees, with 405,000, or 19.2%, of such amount being granted to the Named Executive Officers. The Named Executive Officers were individually awarded the number of stock options shown in the table headed “Option Grants in Last Fiscal Year” appearing elsewhere in this proxy statement.

The company granted stock options to executive officers with a cumulative option price of up to $100,000 as incentive stock options and the remainder as non-qualified stock options, both with an exercise price equal to the fair market value of the company’s Class A common stock on the date of grant. Accordingly, those stock options will have value only if the market price of the company’s Class A common stock increases after that date. In determining the number of stock options granted to executive officers, the Committee bases its decisions on such considerations as a review of similar awards to individuals holding comparable positions with companies in our business sector, company performance and individual performance, as well as the overall allocation of stock option grants to executive officers and employees.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly-held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation which is not considered to be performance based. Non-performance based compensation paid to the company’s executive officers for the 2004 fiscal year did not exceed the $1 million limit per officer, and the Compensation Committee does not anticipate that the non-performance based compensation to be paid to the company’s executive officers for the 2005 fiscal year will exceed that limit. Because it is unlikely that the cash non-performance based compensation payable to any of the company’s executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to the company’s executive officers. The Compensation Committee will reconsider this decision should the individual cash non-performance based compensation of any executive officer ever approach the $1 million level.

Submitted by the Compensation Committee:

Darryl B. Thompson

Michael S. Rosen

PERFORMANCE GRAPH

The following graph, which was produced by Research Data Group, Inc., depicts our quarterly performance for the period from August 2, 2000 (our initial trading date on the NYSE) through December 31, 2004, as measured by total stockholder return on our Class A common stock compared with the total return of the S&P 500 Index and the S&P Broadcasting & Cable TV Index. Upon request, we will furnish to stockholders a list of the component companies of such indices.

We caution that the stock price performance shown in the graph below should not be considered indicative of potential future stock price performance.

COMPARISON OF CUMULATIVE TOTAL RETURN*

AMONG ENTRAVISION COMMUNICATIONS CORPORATION, THE S&P 500 INDEX

AND THE S&P BROADCASTING & CABLE TV INDEX

	Cumulative Total Return
	8/2/00	9/00	12/00	3/01	6/01	9/01	12/01	3/02
Entravision Communications Corporation	100.00	105.30	111.36	60.00	74.55	51.82	72.42	89.70
S&P 500	100.00	100.60	92.73	81.74	86.52	73.82	81.71	81.94
S&P Broadcasting and Cable TV	100.00	94.26	88.90	93.47	101.92	72.87	85.01	81.11

	6/02	9/02	12/02	3/03	6/03	9/03	12/03	3/04
Entravision Communications Corporation	74.24	80.30	60.48	32.73	68.79	57.58	67.27	54.36
S&P 500	70.96	58.70	63.65	61.65	71.14	73.02	81.91	83.30
S&P Broadcasting and Cable TV	56.24	52.69	56.08	62.52	69.44	68.95	77.15	67.74

	6/04	9/04	12/04
Entravision Communications Corporation	46.55	46.12	50.61
S&P 500	84.73	83.15	90.82
S&P Broadcasting and Cable TV	64.34	62.17	70.29

*	Assumes $100 invested on August 2, 2000 in stock or index, including reinvestment of dividends.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our Class A common stock and our other equity securities. Directors, executive officers and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such forms received by us, or written representation from certain reporting persons that no Form 5 were required for those persons, we believe that all reporting requirements under Section 16(a) for the 2004 fiscal year were met in a timely manner by our directors, executive officers and greater than 10% beneficial owners, except that Mr. Liberman had overlooked and was late in reporting (i) the sale of shares owned by his stepdaughter at the time he became an executive officer and (ii) options granted to his stepdaughter on two occasions subsequent to such time. Mr. Liberman has since filed one Form 5 reporting all of these transactions.

REPORT OF AUDIT COMMITTEE

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this report by reference therein, and shall not be deemed to be soliciting material or otherwise deemed filed under either such Act.

The Audit Committee is currently comprised of three independent directors, all of whom are independent under the rules of the SEC and the NYSE. The duties and responsibilities of a member of the Audit Committee are in addition to his or her duties as a member of the Board. The Audit Committee operates under a written charter, a copy of which is available on the company’s corporate website. The Audit Committee met eleven times and acted by written consent once during 2004.

The Audit Committee’s primary duties and responsibilities are to:

•	engage the company’s independent auditor,

•	monitor the independent auditor’s independence, qualifications and performance,

•	pre-approve all audit and non-audit services,

•	monitor the integrity of the company’s financial reporting process and internal control systems,

•	provide an open avenue of communication among the independent auditor, financial and senior management of the company and the Board, and

•	monitor the company’s compliance with legal and regulatory requirements, contingent liabilities, risk assessment and risk management.

Management is responsible for the company’s internal controls and the financial reporting process. The company’s independent auditor is responsible for performing an independent audit of the company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In carrying out these responsibilities, the Audit Committee monitored the scope and staffing of the company’s internal management group that was previously established by the company and held meetings with the company’s internal auditor regarding the progress and completion of the implementation of the company’s internal controls and the scope of their audit of such internal controls.

In overseeing the preparation of the company’s financial statements, the Audit Committee held meetings with the company’s internal auditor and independent auditors, both in the presence of management and privately, to review and discuss all financial statements prior to their issuance and to discuss the overall scope and plans for their respective audits, the evaluation of the company’s internal controls and significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee discussed the statements with both management and the company’s independent auditors. In accordance with Section 204 of the Sarbanes-Oxley Act of 2002 and the Statement on Auditing Standards (“SAS”) No. 61 (Communication With Audit Committees) as amended by SAS No. 90 (Audit Committee Communications), the Audit Committee has discussed with the company’s independent auditors all matters required to be discussed under the Sarbanes-Oxley Act and the foregoing standards.

With respect to the company’s independent auditors, the Audit Committee, among other things, discussed with McGladrey & Pullen, LLP matters relating to its independence, including the written disclosures made to the Audit Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee also reviewed and approved the audit and non-audit fees of that firm and its affiliate, RSM McGladrey, Inc., respectively.

On the basis of these reviews and discussions, the Audit Committee (i) appointed McGladrey & Pullen, LLP as the company’s independent registered public accounting firm for the 2005 fiscal year and (ii) recommended to the Board that the Board approve the inclusion of the company’s audited financial statements in the 10-K for filing with the SEC.

Submitted by the Audit Committee:

Michael S. Rosen

Patricia Diaz Dennis

Jesse Casso, Jr.

STOCKHOLDER PROPOSALS

From time to time stockholders present proposals that may be proper subjects for inclusion in a proxy statement and for consideration at an annual meeting. Under the rules of the SEC, to be included in the proxy statement for our 2006 annual meeting of stockholders, proposals must be received by us no later than December 22, 2005.

ANNUAL REPORT ON FORM 10-K

We filed the 10-K with the SEC on March 15, 2005. A copy of the 10-K has been mailed to all stockholders along with this proxy statement. Stockholders may obtain additional copies of the 10-K and the exhibits thereto, without charge, by writing to Michael G. Rowles, our Senior Vice President, General Counsel and Secretary, at our principal executive offices at 2425 Olympic Boulevard, Suite 6000 West, Santa Monica, California 90404.

OTHER MATTERS

Management does not know of any matters to be presented at the 2005 Annual Meeting other than those set forth herein and in the Notice accompanying this proxy statement. If a stockholder vote is necessary to transact any other business at the 2005 Annual Meeting, the proxyholders intend to vote their proxies in accordance with their best judgment related to such business.

It is important that your shares be represented at the 2005 Annual Meeting, regardless of the number of shares that you hold. YOU ARE, THEREFORE, URGED TO EXECUTE PROMPTLY AND RETURN THE ACCOMPANYING PROXY IN THE ENVELOPE THAT HAS BEEN ENCLOSED FOR YOUR CONVENIENCE. Stockholders who are present at the 2005 Annual Meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

By Order of the Board of Directors,

Walter F. Ulloa
Chairman and Chief Executive Officer

April 22, 2005

Santa Monica, California

ENTRAVISION COMMUNICATIONS CORPORATION

2005 ANNUAL MEETING OF STOCKHOLDERS

MAY 26, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

ENTRAVISION COMMUNICATIONS CORPORATION

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of 2005 Annual Meeting of Stockholders and the Proxy Statement and appoints Walter F. Ulloa and Philip C. Wilkinson, and each of them, the attorneys and proxies of the undersigned, each with full power of substitution, to vote all the shares of common stock of Entravision Communications Corporation (the “Company”) which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the 2005 Annual Meeting of Stockholders of the Company (the “2005 Annual Meeting”) to be held at the Fairmont Miramar Hotel, 101 Wilshire Boulevard, Santa Monica, California, 90401 at 10:00 a.m. on May 26, 2005, and at any adjournments or postponements thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth below:

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE CLASS A/B DIRECTORS LISTED HEREON AND A VOTE FOR THE LISTED PROPOSAL. IF NO INSTRUCTION TO THE CONTRARY IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS LISTED HEREON AND FOR PROPOSAL 2.

(To Be Dated And Signed On Reverse Side)

Address Change/Comments	(Mark the corresponding box on the reverse side)

Δ FOLD AND DETACH HERE Δ

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1. To elect Class A/B directors to serve for a term ending at the 2006 Annual Meeting of Stockholders or until his or her successor is duly elected and qualified.
			FOR	AGAINST	ABSTAIN

FOR all nominees listed below (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed below	2. To ratify the appointment of McGladrey & Pullen, LLP as independent auditor of the Company for the 2005 fiscal year.	☐	☐	☐

☐	☐	In their discretion, the proxies are authorized to vote upon such other business that properly may come before the 2005 Annual Meeting and any adjournments thereof.
Nominees: 01 Walter F. Ulloa, 02 Philip C. Wilkinson, 03 Paul A. Zevnik, 04 Darryl B. Thompson, 05 Michael S. Rosen, 06 Esteban E. Torres, 07 Patricia Diaz Dennis, 08 Jesse Casso, Jr.

(Instruction: To withhold authority to vote for any nominee, strike a line through the nominee’s name above.)

PLEASE MARK, SIGN, DATE AND RETURN THIS CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE TODAY.

Signature	Signature (if joint or common ownership)	Date

Please sign exactly as name or names appear at left, including the title “Executor,” “Guardian,” etc. if the same is indicated. When joint names appear both should sign. If stock is held by a corporation, this Proxy should be executed by a proper officer thereof, whose title should be given.

Δ FOLD AND DETACH HERE Δ